SCHEDULE 14C
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SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
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OLD WESTBURY FUNDS, INC.

(Name of Registrant As Specified In Its Charter)

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OLD WESTBURY FUNDS, INC.

INFORMATION STATEMENT DATED AUGUST 30, 2011

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

          This document is an Information Statement and is being furnished to shareholders of the Old Westbury Global Small & Mid Cap Fund (the “Fund”), in lieu of a proxy statement pursuant to the terms of an exemptive order (the “SEC Order”) issued by the Securities and Exchange Commission (the “SEC”). The Fund is a separate series of Old Westbury Funds, Inc. (the “Corporation”).

          Bessemer Investment Management LLC (the “Adviser”) serves as investment manager of the Fund pursuant to an investment advisory agreement with the Corporation, on behalf of the Fund (the “Investment Advisory Agreement”), and allocates certain assets of the Fund among three sub-advisers, Dimensional Fund Advisors LP, Champlain Investment Partners, LLC and Mondrian Investment Partners Limited (“Mondrian”). This Information Statement is being provided to the shareholders of the Fund to provide shareholders with information about a new investment sub-advisory agreement with Mondrian dated July 19, 2011 (the “New Sub-Advisory Agreement”), a sub-adviser for the Fund, subsequent to a technical change of control of Mondrian on July 12, 2011 that resulted in the automatic termination of the prior sub-advisory agreement with Mondrian dated January 21, 2011 (the “Prior Sub-Advisory Agreement”). As discussed in further detail below under Information Regarding the New Sub-Advisory Agreement, the change of control resulted from Mondrian’s management’s purchase of a 27% ownership interest in Mondrian that was held by private equity funds controlled by Hellman & Friedman LLC.

          Under the SEC Order, the Adviser may, subject to the approval of the Board of Directors (the “Board” or the “Directors”) of the Corporation, enter into or materially amend sub-advisory agreements without the approval of the Fund’s shareholders, provided that an Information Statement is sent to shareholders of the Fund. The SEC Order also permits the Fund to disclose, in lieu of the fees paid to each sub-adviser that is unaffiliated with the Adviser or the Corporation, the aggregate fees paid to the Adviser and each such sub-adviser. The Board reviews the sub-advisory agreements annually.

          This Information Statement will be mailed on or about September 1, 2011, to shareholders of record of the Fund as of August 10, 2011 (the “Record Date”). Mondrian will bear the expenses incurred in connection with preparing this Information Statement. One Information Statement will be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from one or more of the shareholders. If you wish to receive individual copies of this Information Statement (or you have received multiple copies and wish to receive only a single copy of any information statements and annual and semi-annual reports in the future), please call 1-800-607-2200; if your shares are held through a financial institution, please contact the financial institution directly. As of the Record Date, 328,616,227.248 shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially 5% or more of the shares of the Fund as of the Record Date is set forth in Appendix A. To the knowledge of the Adviser, the executive officers and Directors of the Corporation as a group owned less than 1% of the outstanding shares of the Fund and of the Corporation as of the Record Date.

Board Evaluation and Approval of the New Sub-Advisory Agreement

          At a special meeting of the Board held on July 19, 2011, the Board, including the Directors who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) (the “Independent Directors”), unanimously approved the New Sub-Advisory Agreement. The terms and conditions, including fee rates, of the New Sub-Advisory Agreement are identical to those of the Prior Sub-Advisory Agreement, which the Board recently approved at a meeting held on January 20, 2011. The following summary details the factors considered by the Board and the conclusions that formed the basis for the Board’s approval of the New Sub-Advisory Agreement. The Board noted that, as a key threshold matter, the fees payable to Mondrian under the New Sub-Advisory Agreement do not result in an increase in the Fund’s advisory fee levels that had been previously approved by the Fund’s shareholders.

          In approving the New Sub-Advisory Agreement, the Board considered the overall fairness of the New Sub-Advisory Agreement and whether the agreement was in the best interests of the Fund. The Board noted that it had received and reviewed, including at its July 19, 2011 meeting and a previous special meeting held on July 11, 2011, materials from Mondrian, including comparative performance information, Mondrian’s performance under the Prior Sub-Advisory Agreement and certain financial information. The Board also noted that it received assurances from Mondrian that there would be no change in the management or day-to-day operations of Mondrian as a result of the change in its ownership structure. Additionally, the Board noted that it had previously received and reviewed, including at its January 20, 2011 and December 17, 2010 meetings, substantial information regarding Mondrian and the services to be provided to the Fund in connection with the Board’s approval of the Prior Sub-Advisory Agreement. In this regard, the Directors reviewed a detailed due diligence questionnaire from Mondrian, as well as information concerning Mondrian and its organization, comparative performance and fees, compliance program and financial condition. The Board also noted that the Independent Directors had met in executive session with their counsel and counsel to the Fund to discuss the reengagement of Mondrian as a sub-adviser to the Fund. During the executive session, the Independent Directors reviewed their legal responsibilities in approving the New Sub-Advisory Agreement and discussed materials and other information provided to the Board. The Board concluded that it had received adequate information to make a reasonable determination with respect to the approval of the New Sub-Advisory Agreement.

          The Board’s conclusions are based on the comprehensive consideration of all information presented to it and are not the result of any single controlling factor.

(1) The nature, extent and quality of services to be provided by Mondrian.

          The Board considered the scope and quality of services to be provided by Mondrian, including the fact that Mondrian pays the costs of all necessary investment and management facilities necessary for the efficient conduct of its services. The Board also considered, among other things, the qualifications and experience of the individual portfolio managers responsible for managing Mondrian’s portion of the Fund.

          Based on these considerations, as well as those discussed below, the Board concluded that the nature, extent and quality of services to be provided by Mondrian were satisfactory.

(2) The performance of Mondrian.

          The Board considered the performance data provided by Mondrian, including the performance under the Prior Sub-Advisory Agreement and the performance of comparable funds and/or accounts managed by Mondrian, and determined that Mondrian had demonstrated an ability to appropriately manage the assets of the Fund.

(3) The cost of the advisory services and comparative fee rates.

          As is indicated above, the Board noted that Mondrian’s fees would, as was the case under the Prior Sub-Advisory Agreement, be paid entirely by the Adviser so that no additional expenses would be borne by shareholders for the engagement of Mondrian. The Directors reviewed the level of the proposed fee rate, which was the same as under the Prior Sub-Advisory Agreement, against a number of different benchmarks and comparisons. The Board also considered, among other things, information provided by Mondrian regarding its fee arrangements with other sub-advised registered funds.

          Based on these considerations, as well as other factors described herein, the Board, including all of the Independent Directors, concluded that Mondrian’s sub-advisory fee rates were fair and reasonable in light of the quality of services to be provided by Mondrian.

(4) The extent to which economies of scale will be realized as the Fund grows and whether fee levels reflect those economies of scale.

          The Board discussed whether any economies of scale would be realized with respect to the management of the Fund and whether the Fund would benefit from any such economies of scale. The Board noted that the Adviser would bear Mondrian’s sub-advisory fee. At this time, the Board concluded that as the mandate, including under the Prior Sub-Advisory Agreement, was still relatively new, economies of scale could not be effectively evaluated at this time. The Directors undertook to continue to monitor the appropriateness of the sub-advisory fee, taking into account the potential impact of economies of scale, as the mandate grew.

(5) Ancillary benefits and other factors.

          In addition to the above factors, the Board also discussed whether there were other benefits received by the Adviser, Mondrian, or their affiliates, from Mondrian’s relationship with the Fund. The Board concluded that any such fall-out benefits (such as soft dollar-credits) resulting from the proposed engagement of Mondrian were such that it did not affect the Board’s conclusion that the proposed sub-advisory fee was reasonable.

Conclusion

          The Board, including all of the Independent Directors, concluded that the fees to be paid to Mondrian under the New Sub-Advisory Agreement were fair and reasonable with respect to the services that Mondrian will provide, in light of the factors that the Board deemed relevant. The Board based its decision on an evaluation of all these factors as a whole and did not consider any one factor as all-important or controlling. The Board was also assisted by the advice of independent counsel in making this determination.

          None of the members of the Board of Directors have any material interest, direct or indirect, in any material transactions with Mondrian or any other person(s) controlling, controlled by or under common control with Mondrian.

Information Regarding the New Sub-Advisory Agreement

          As indicated above, effective July 12, 2011, private equity funds controlled by Hellman & Friedman LLC, sold their entire 27% ownership interest in Mondrian to Mondrian’s management (the “Transaction”). While it is not expected that there will be changes in the nature, extent or quality of Mondrian’s sub-advisory services as a result of the Transaction, the Transaction resulted in a technical change in control of Mondrian that automatically terminated the Prior Sub-Advisory Agreement under the Federal securities laws. The New Sub-Advisory Agreement with Mondrian is dated July 19, 2011.

          Concurrent with the termination of the Prior Sub-Advisory Agreement with Mondrian on July 12, 2011, the Adviser assumed the discretionary management of the portion of the Fund previously managed by Mondrian through July 19, 2011, the date that the Board met in-person, pursuant to the requirements of Section 15 of the 1940 Act, to consider the reengagement of Mondrian as a sub-adviser to the Fund and the approval of the New Sub-Advisory Agreement. During this period, Mondrian provided the Adviser (not the Fund) with certain non-discretionary services to assist the Adviser in its management of the portion of the Fund that had been managed by Mondrian between January 21, 2011 and July 12, 2011.

          The terms and conditions, including fee rates, of the New Sub-Advisory Agreement with Mondrian are identical to those of the Prior Sub-Advisory Agreement. Under the New Sub-Advisory Agreement, as under the Prior Sub-Advisory Agreement, Mondrian will, subject to the direction and control of the Adviser and the Board and in accordance with the investment objective and policies of the Fund and applicable laws and regulations, make investment decisions with respect to the purchases and sales of portfolio securities and other assets for a designated portion of the Fund’s assets. As with the Prior Sub-Advisory Agreement, the New Sub-Advisory Agreement generally provides that Mondrian will not be liable for any losses suffered by the Fund resulting from any error of judgment or mistake of law in exercising investment discretion in connection with selecting investments for the portion of the Fund managed by Mondrian, except for losses resulting from (i) a breach of fiduciary duty, willful misfeasance, bad faith, negligence or reckless disregard of obligations and duties of Mondrian or any of its officers, directors, members, employees, or affiliates (which are controlled by Mondrian, control Mondrian or are under common control with Mondrian), or (ii) any violations of securities or any other applicable laws, rules, regulations, statutes and codes, whether federal or state, by Mondrian or any of its officers, directors, members, employees or affiliates.

          As with the Prior Sub-Advisory Agreement, the New Sub-Advisory Agreement provides that it will remain in effect for its initial two-year term and thereafter so long as the Board or a majority of the outstanding voting securities of the Fund, and in either event by a vote of a majority of the Independent Directors, specifically approves its continuance at least annually. The New Sub-Advisory Agreement, as with the Prior Sub-Advisory Agreement, also provides that it can be terminated at any time, without the payment of any penalty, by the Board, the Adviser, Mondrian, or by a vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to the non-terminating party or parties. As with the Prior Sub-Advisory Agreement, the New Sub-Advisory Agreement terminates automatically in the event of an assignment.

          Under the New Sub-Advisory Agreement, as under the Prior Sub-Advisory Agreement, Mondrian reserves a specified level of capacity for managing certain of the Fund’s assets under each of its International Small Cap Equity program and, upon its launch, its Small Cap Equity Emerging Markets program.

          As under the Prior Sub-Advisory Agreement, Mondrian’s fees under the New Sub-Advisory Agreement are based on the assets that Mondrian is responsible for managing. Under both the Prior Sub-Advisory Agreement and the New Sub-Advisory Agreement, Mondrian’s sub-advisory fee is paid by the Adviser out of the management fee it receives from the Fund and is not an additional charge to the Fund. The fees Mondrian receives are included in the Adviser’s advisory fees set forth below.

Advisory Fees

          The fees paid to Mondrian and the Fund’s other sub-advisers are paid by the Adviser from the fees it receives from the Fund as set forth below. For its services under the investment advisory agreement with the Corporation, the Adviser receives an advisory fee from the Fund, computed daily and payable monthly, in accordance with the following schedule:

Average Net Assets

Global Small & Mid Cap Fund	0.85%

          The Adviser has contractually committed through October 31, 2012 to waive its advisory fees to the extent necessary to maintain the net operating expense ratio of the Fund, excluding fund transaction costs, investment interest expense, dividend expenses associated with securities sold short and acquired fund fees and expenses (if any), at 1.11%. This commitment may be changed or terminated at any time with the approval of the Board.

          For the fiscal year ended October 31, 2010, the Adviser received $30,711,773 in net advisory fees from the Fund, representing 0.85% of the Fund’s average daily net assets. If Mondrian had served as a sub-adviser to the Fund for the fiscal year ended October 31, 2010, the aggregate sub-advisory fees paid by the Adviser to all of the Fund’s sub-advisers would have been $9,732,521 or 0.27% of the Fund’s average daily net assets. As of such period, the Fund had two other sub-advisers.

Information Regarding Mondrian

          As one of the sub-advisers to the Fund, while seeking to achieve the Fund’s investment objective of long-term capital appreciation in its allocated portion of the Fund, Mondrian generally will invest in securities of small companies with a market capitalization of up to $2.75 billion at the time of purchase, located in foreign countries, including emerging market countries. Mondrian manages fixed income and equity accounts for institutional clients, private investment funds and acts as sub-adviser for U.S. registered investment companies. Mondrian’s equity investment approach follows a broad based approach which incorporates both a macroeconomic or top-down approach and an individual security selection or bottom-up approach. Mondrian uses a value-oriented defensive management style and typically will invest in stocks where a dividend discount analysis isolates value in terms of the long-term flow of dividends. Dividends and expected future dividend growth play an important role in the decision making process and currency analysis also plays a critical factor. Mondrian uses a long-term oriented purchasing power parity analysis in evaluating the most likely impact currency translations will have on portfolio holdings when converted back to the client’s domestic currency. Mondrian’s International Small Cap Equity team conducts its own research and investment decisions are conducted on a team consensus basis.

          Mondrian, located at 10 Gresham Street, London, United Kingdom, EC2V7JD was founded in 1990 and is registered as an investment adviser with the SEC and is regulated by the United Kingdom’s Financial Services Authority. Mondrian is wholly-owned by its employees. David Tilles is Executive Chairman and Clive Gillmore is Chief Executive Officer, Chief Investment Officer Global Equities and a Director of Mondrian. Other directors and principal executive officers of Mondrian include, Elizabeth Desmond – Director and Chief Investment Officer International Equities, John Emberson – Director and Chief Operating Officer, John Kirk – Director and Deputy Chief Executive Officer, Nigel May – Director and Deputy Chief Executive Officer, Christopher Moth – Director and Chief Investment Officer Fixed Income, Hamish Parker – Director and Senior Portfolio Manager, John Barrett – Chief Compliance Officer and Jane Goss – General Counsel and Secretary.

          The address of Mondrian’s directors and principal executive officers is 10 Gresham Street, London, United Kingdom, EC2V7JD. As of July 31, 2011, Mondrian’s assets under management totaled approximately $76.876 billion. The following individual is responsible for managing Mondrian’s portion of the Fund:

Dr. Ormala Krishnan, Senior Portfolio Manager, heads Mondrian’s International Small Capitalization team. Dr. Krishnan started her investment career in 1993 with Singapore based Koeneman Capital Management. Prior to joining Mondrian in 2000 as a portfolio manager, Dr. Krishnan was an investment consultant with William M. Mercer. Upon completion of her BSc in Pure and Applied Mathematics from the National University of Singapore, Dr. Krishnan achieved her MSc in Actuarial Science from City University, London. In 2006, Dr. Krishnan completed her Doctoral program in Investment and Finance from Sir John Cass Business School, City of London. Her doctoral thesis was on “Value versus Growth in the Asian Equity Markets.”

Other Investment Companies Advised or Sub-Advised by Mondrian. Mondrian currently acts as adviser or sub-adviser to the following registered investment companies or series thereof having investment objectives, strategies and policies generally consistent with Mondrian’s primary focus in managing the portion of the Fund for which it is responsible. The table below also states the approximate size of each such fund as of June 30, 2011, the current advisory or sub-advisory fee rate for each fund as a percentage of average daily net assets and any applicable fee waivers or expense reimbursements.

Fund	Net Assets as of 6/30/2011	Advisory or Sub-Advisory Fee Rate	Applicable Fee Waiver or Expense Reimbursement

Registered Fund	$103 million	All assets – 0.70%	None

Registered Fund	$328 million	All Assets – 0.65%	None

Registered Fund*	$483 million	First $850 million – 0.57% Thereafter 0.55%	None

Registered Fund	$368 million	All assets – 0.65%	None

* This account forms part of a multi-asset group relationship with Mondrian with total assets of $1,979 million.

Brokerage Commissions

          For the fiscal year ended October 31, 2010, the Fund did not pay brokerage commissions to any affiliated broker.

General Information

          The Adviser is located at 630 Fifth Avenue, New York, New York 10111. BNY Mellon Distributors Inc., the Corporation’s distributor, and BNY Mellon Investment Servicing (US) Inc., the Corporation’s administrator, are both located at 760 Moore Road, King of Prussia, PA 19408.

YOU MAY OBTAIN A COPY OF THE CORPORATION’S MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS FREE OF CHARGE BY CALLING 1-800-607-2200.

APPENDIX A

          As of the Record Date, NAIDOT & Co., acting in various capacities for numerous accounts, was the owner of record of 5% or more of the Fund’s outstanding shares:

NAIDOT & Co.	99.30%
c/o Bessemer Trust Company
100 Woodbridge Center Drive
Woodbridge, NJ 07095-1162